Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA –August 4, 2005

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Q2 Sales Jump 34%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Urban Outfitters, Anthropologie and Free People brands, today announced sales for the three and six months ended July 31, 2005.

Total Company sales for the second quarter compared to the same period last year jumped by 34% to a record $253.4 million. These record results were driven by:

•	A 10% rise in total Company comparable store sales,

•	A 31% increase in the number of stores in operation resulting in new and noncomparable store sales increases of approximately $33.1 million,

•	A 54% gain in direct-to-consumer sales, and

•	An 84% jump in Free People wholesale sales.

The total Company comparable store sales increase of 10% during the second quarter anniversaries a 26% ‘comp’ increase for the same period last year. ‘Comp’ store sales at the Urban Outfitters, Anthropologie and Free People brands rose by 13%, 6% and 36% respectively, this year. Last year during the second quarter, ‘comps’ increased by 27%, 25% and 41% respectively.

“We are pleased to report another quarter of double digit ‘comp’ store sales growth,” said Richard A. Hayne, Chairman and President. “The strongest ‘comps’ of the quarter were registered in July as customers responded positively to the new fall fashion offerings. During the quarter, the Direct and Wholesale channels continued to post very impressive year-over-year revenue gains and both contributed significantly to our record sales,” Mr. Hayne added.

Net sales for the periods were as follows:

	Three months ended July 31,		Six months ended July 31,
	2005	2004	2005	2004
	(in thousands)		(in thousands)
Urban Outfitters store sales	$122,309	$90,841	$226,418	$169,407
Anthropologie store sales	90,603	73,766	177,910	140,340
Direct-to-consumer sales	28,273	18,373	56,995	36,974
Free People sales	12,207	6,504	23,394	13,053

Total net sales	$253,392	$189,484	$484,717	$359,774

Management expects to release earnings results for the three and six months ended July 31, 2005 on August 11, 2005.

During the first 6 months the Company has opened 9 stores, and maintains its plan to open a total of 30-32 new stores, including 2-3 Free People stores, in the current fiscal year.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 80 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters web site and catalog; 68 Anthropologie stores in the United States; an Anthropologie web site and catalog; and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through 3 Free People stores and a web site.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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